Exhibit (r)

CODE OF ETHICS:   GENERAL

I.                                         INTRODUCTION

This Code of Ethics (the “Code”) has been jointly adopted by New Mountain Finance Advisers BDC, L.L.C. (“New Mountain” or the “Firm”), and New Mountain Finance Holdings, L.L.C., New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation (collectively referred to herein as “New Mountain BDC” and each individually a “Client”, “Advisory Client” or a “Fund”) in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by all New Mountain and New Mountain BDC employees, officers, directors and other persons, and that prevent violations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Company Act”).  This Code has been adopted by New Mountain and New Mountain BDC in accordance with Rule 17j-1 of the Company Act.  All recipients of the Code must read it carefully and should retain a copy for future reference.  Additionally, as set forth below, recipients must certify at least annually to New Mountain that he or she has read, understands, is subject to and has complied with the complete New Mountain Investment Adviser Compliance Manual (the “IA Compliance Manual”), including the Code.

The Code consists of several policies primarily designed to address potential conflicts of interest, including:

•                                          the Personal Investment Policy,

•                                          the Inside Information Policy, and

•                                          the Gifts, Entertainment and Political Contributions Policy.

New Mountain and New Mountain BDC require that all employees, officers and directors (and any Senior Advisor classified as an “access person” for purposes of Advisers Act Rule 204A-1 and Company Act Rule 17j-1) of New Mountain and New Mountain BDC observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by family members or other associates.

Further, all activities involving New Mountain BDC are subject to the Company Act and the policies and procedures adopted by New Mountain BDC in connection therewith as set forth in the New Mountain Finance BDC Compliance Manual (the “BDC Manual”).  The obligations set forth in the Code and the IA Compliance Manual are in addition to, not in lieu of, the policies and procedures set forth in the Firm’s Employee Handbook.

General

New Mountain BDC is an Advisory Client of New Mountain Finance Advisers BDC, L.L.C., which operates as a direct lender that has elected to be treated as a business development company under the Company Act.  New Mountain BDC targets private debt transactions ranging in size from $10 to $50

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million to borrowers principally located in North America.  New Mountain BDC’s private debt transactions are generally structured to combine elements of both equity and fixed-income investments and may take the form of secured loans to corporate and asset-based borrowers, and may utilize structures such as sale leaseback transactions, direct asset purchases or other hybrid structures that we believe replicate the economics and risk profile of secured loans.  New Mountain BDC may also selectively make subordinated debt and equity investments in borrowers to which it has extended secured debt financing.

II.                                     STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, New Mountain demands the highest standards of ethical conduct and care from all of its employees, officers, and directors (together, “New Mountain Employees” or “Employees”).  All New Mountain Employees must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm.  Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of our Advisory Clients and the Firm and may not have outside interests that inappropriately conflict with the interests of the Firm or of the Firm’s clients.  Each Employee must avoid circumstances or conduct that adversely affect or that appear to adversely affect New Mountain or New Mountain’s clients.  Every Employee must comply with applicable federal securities laws and must report violations of the Code to New Mountain’s Chief Compliance Officer, Paula Bosco (the “CCO”).(1)

New Mountain will provide every Employee, and each non-Employee director of New Mountain BDC with a copy of the Code.  Employees should maintain a copy of the Code in their personal files for reference purposes.  The Code and any amendments are available at all times from the CCO and on the compliance section of the G: drive on New Mountain’s internal systems.

III.                                 DEFINITIONS

The capitalized terms below have the given definitions for purposes of the Code and the IA Compliance Manual:

A.                                   “Access Person” with respect to New Mountain means (A) any Employee, officer, partner, director or Senior Advisor(2) of New Mountain (or persons with similar consulting roles with respect to New Mountain); (B) any person that provides advice on behalf of New Mountain and is subject to supervision and control of New Mountain; and (C) any New Mountain BDC Director who, in the case of (B), (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client (including New Mountain BDC); (ii) is involved in making securities recommendations to clients (including New Mountain BDC); or (iii) has access to such recommendations that are nonpublic; and (D) any person with regular or recurring access to the Firm’s office, systems and/or facilities, pursuant to a consulting, staffing, office-sharing or similar arrangement, such that they could reasonably be expected to have access to nonpublic information as determined by the CCO.

(1)               The CCO has reserved the right to delegate certain compliance-related responsibilities to individuals both inside and outside the Firm.  All references to the CCO’s responsibilities that are contained in this Manual should be read to include the CCO’s qualified designee, where applicable.

(2)               The CCO will determine whether a Senior Advisor is an Access Person on a case-by-case basis depending on the Senior Advisor’s role and responsibilities with respect to New Mountain, and his or her access to New Mountain’s facilities, systems, information and level of involvement in the investment management process.

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B.                                     “Advisory Client” means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom New Mountain acts as investment adviser.  For example, New Mountain BDC is an Advisory Client.  For the avoidance of doubt, Advisory Clients include public and private pooled investment vehicles and managed accounts managed by New Mountain, but do not include the individual investors in such funds (“Investors”), although certain protections afforded to Advisory Clients pursuant to the Code and the IA Compliance Manual do extend to Investors through Rule 206(4)-8 of the Advisers Act.(3)

C.                                     “Advisory Person” shall mean any New Mountain Access Person who, in connection with his or her regular functions or duties: (i) makes any recommendation for the purchase or sale of a security (e.g., Portfolio Manager); (ii) participates in the determination of which recommendation shall be made (e.g., investment analyst); (iii) effects a securities transaction (e.g., operations or Trading personnel); or (iv) has knowledge concerning which securities are being recommended to be purchased or sold (e.g., certain finance and administrative personnel and others who regularly have access to trade blotter information and related documentation).

D.                                    “Affiliate” shall mean any company, partnership or other entity that is controlled by or under common control with New Mountain.(4)

E.                                      “Affiliate Account” means: (i) the personal securities account of an Employee or the account of any Family Member, as defined herein; (ii) the securities account for which any employee serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time makes investment recommendations; and (iii) the securities account of any person, partnership, joint venture, trust or other entity in which an employee or his or her Family Member has “Beneficial Ownership” or other “Beneficial Interest.”

F.                                      A security is “Being Considered for Purchase” when a recommendation to purchase a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a security which has been recommended for purchase pursuant to an Investment Committee memorandum, presentation or due diligence package, or other formal Investment Committee recommendation shall be deemed to be a security Being Considered for Purchase.

G.                                     “Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a security (e.g., interest payments or dividends).

H.                                    “Beneficial Ownership” of a security or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16a-

(3)               Rule 206(4)-8 prohibits advisers of pooled investment vehicles from making false or misleading statements to, or otherwise defrauding, investors or prospective investors in those pooled vehicles.

(4)               New Mountain and New Mountain BDC are subject to numerous restrictions with respect to Affiliates as defined in the Company Act.  Please refer to the New Mountain BDC Regulatory Compliance Manual for an alternative definition of “Affiliate” pursuant to the Company Act and policies intended to govern the restrictions on affiliate transactions.

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1(a)(2) thereunder, ownership of securities or securities accounts, by or for the benefit of a person or his or her Family Members.   Beneficial Ownership specifically includes any security or account in which the Employee or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

I.                                         “Compliance Representative” means a New Mountain Employee or consultant engaged primarily in compliance-related matters or otherwise identified and designated by the CCO to perform compliance-related duties on behalf of the Firm.

J.                                        “Disinterested Director” means a New Mountain BDC Director who is not an interested person of New Mountain BDC within the meaning of Section 2(a)(19) of the Company Act.

K.                                    “Exempt Security” is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

L.                                      “Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Employee, who either resides with, or is financially dependent upon the Employee, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Employee, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

M.                                 “Investment Committee” means the group or groups of Advisory Persons, as such committees may be established from time to time, who have primary responsibility and authority for making investment recommendations and decisions for New Mountain on behalf of an Advisory Client.

N.                                    “Investor Relations Representative” means a New Mountain Employee or consultant engaged primarily in investor relations matters or otherwise identified and designated by the CCO or Senior Management to perform investor relations-related duties on behalf of the Firm.

O.                                  “New Mountain BDC Director” means any person who serves as a director on the board of directors of New Mountain BDC, including Disinterested Directors.

P.                                    “New Mountain BDC Portfolio Security” means, with respect to a New Mountain BDC Director, any Security of an issuer in which he or she knows, or, in the course of his or her duties as a Director, should have known, New Mountain BDC has a current

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investment or with respect to which a Security is Being Considered for Purchase by New Mountain BDC.

Q.                                    “Personal Securities Trade” means a trade in a Security (as defined below) in which an Employee or a Family Member has a Beneficial Ownership or other Beneficial Interest.

R.                                     “Portfolio Manager” means the investment staff member(s) with primary investment authority for a particular New Mountain Advisory Client.

S.                                      “Reportable Security” means every Security in which an employee or a Family Member has a Beneficial Ownership or other Beneficial Interest except that a Reportable Security shall not include an Exempt Security, as defined above.

T.                                     “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

U.                                    “Senior Advisor” means any person engaged by New Mountain in a formal consulting capacity who generally is not otherwise an employee of the Firm.   Senior Advisors, based on the nature of their consulting services, each may have differing levels of access to (i) the Firm’s facilities, (ii) nonpublic information regarding any Clients’ purchase or sale of securities, (iii) nonpublic information regarding the portfolio holdings of any New Mountain Client or (iv) the Firm’s investment recommendations.  For these reasons, Senior Advisors are classified as being either “access” or non-access” persons for purposes of Rule 204A-1 and the Firm’s Code of Ethics, and their designation is periodically evaluated to confirm the appropriate classification over time.  While some of the policies and procedures contained in this Investment Advisory Regulatory Manual may apply broadly to all Senior Advisors, other policies and procedures may only apply to persons designated as either a “Senior Advisor — Access” or “Senior Advisor: Non-Access”.

V.                                     “Senior Management” means Steven B. Klinsky and all executive officers of New Mountain and any other person designated by him to review and consider legal, compliance and/or regulatory matters.

IV.                                GUIDELINES AND PROCEDURES

A.                                    General Guidelines

All New Mountain Employees must disclose to the Firm any interest they may have in an entity that is not affiliated with New Mountain and that has a known business relationship with the Firm.  All New Mountain BDC Directors must disclose to New Mountain BDC any interests they may have in any

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entity that is not affiliated with New Mountain BDC and that has a known business relationship with New Mountain BDC.  Disclosure in this area must be timely so that New Mountain may consider the matter and take appropriate action to mitigate or address potential conflicts of interest.  New Mountain and New Mountain BDC recognize, however, that they have business relationships with many companies and that certain interests and activities such as owning a relatively small interest in publicly traded securities of such organizations, serving as a trustee of a family trust, participating in a non-profit organization (provided such service does not involve the provision of investment advice on behalf of such organization), do not necessarily give rise to a conflict of interest.

B.                                    Procedures and General Prohibitions

1.                                       From time to time, New Mountain Employees or Senior Advisors may be invited to join the board of directors or accept board observation rights of New Mountain portfolio companies or outside entities, or accept opportunities to serve with non-profit or other civic organizations.  Any New Mountain Employee or Senior Advisor who is invited to serve as a director or board observer of any public or private entity, whether or not affiliated with New Mountain, must promptly notify and secure the consent of the CCO prior to accepting any such directorship or observation rights.  In the event that the Firm approves such request, the company in question shall immediately be placed on New Mountain’s “Restricted List” and in the case of companies which issue securities or other investment instruments, or otherwise flagged for special review and monitoring for potential conflicts.(5)

2.                                       Except with the prior written approval of the CCO, a New Mountain Employee or Senior Advisor may not act as an officer, general partner, consultant, agent, representative, trustee or employee of any business other than New Mountain or an affiliate of New Mountain.

3.                                       Except with the prior written approval of the CCO, Employees may not have a monetary interest, as principal, co-principal, agent, shareholder, or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interest of New Mountain or its Clients.

4.                                       Except with the prior written approval of the CCO, Employees may not invest in any IPO or private placement.

5.                                       No New Mountain Employee, except in the course of the rightful exercise of his or her job duties and responsibilities, shall reveal to any other person information regarding any Advisory Client or any security transactions being considered, recommended, or executed on behalf of any Advisory Client.  No New Mountain BDC Director, except in the course of the rightful exercise of his or her duties, shall reveal to any other person information regarding New Mountain BDC or any New Mountain BDC Portfolio Security.

6.                                       No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent

(5)             The CCO shall maintain a log of all outside positions (whether or not affiliated with New Mountain Employees and New Mountain BDC Directors) in order to monitor for conflicts of interest.

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known, the interest of the Firm or any New Mountain Employee, if any, in such Securities or the issuer thereof, including, without limitation (i) any direct or indirect beneficial ownership of any securities of such issuer; (ii) any contemplated transaction by such person in such securities; and (iii) any present proposed relationship with such issuer or its affiliates.

7.                                       Subject to certain exceptions permitted by applicable law, New Mountain BDC shall not, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of New Mountain BDC.  Any Employee or New Mountain BDC Director who becomes aware that New Mountain BDC may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should discuss the situation with the CCO to ensure that the extension of credit is in accord with this Code of Ethics and applicable law.

8.                                       No Employee or New Mountain BDC Director shall engage in Insider Trading (as defined in the “Inside Information Policy”) whether for his or her own benefit or for the benefit of others.

9.                                       No Employee may communicate material, nonpublic information concerning any Security to anyone unless it is properly within his or her duties to do so.  No New Mountain BDC Director may communicate material, nonpublic information concerning any New Mountain BDC Portfolio Security to anyone unless it is properly within his or her duties to do so.

10.                                 Each Employee shall annually complete an “Adviser Disclosure Questionnaire” and return the completed questionnaire to New Mountain’s CCO (or a Compliance Representative).  Each Employee shall supplement the annual questionnaire as necessary to reflect any material change between annual filings.

11.                                 Every Employee must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

12.                                 Access Persons (including all New Mountain Employees) are required to disclose to the CCO all personal securities holdings immediately upon commencement of employment (which shall include all personal securities holdings of the Employee’s Family Members), and in no case later than ten (10) days beyond the Access Person’s start date. Employees are also required on a quarterly basis and no later than thirty (30) days after each quarter end to file a report indicating any transactions made in any Reportable Securities. On an annual basis, each Access Person is to disclose to the CCO all personal holdings of Reportable Securities.

13.                                 The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standard and may violate the antifraud provisions of the Advisers Act(6), among other securities laws of the United States.  Accordingly, no Employee may maliciously create, disseminate or use false rumors.  This prohibition covers oral and writing communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, text messages, blogs and chat rooms.  Because of the difficulty in

(6)               See Section 206 of the Advisers Act.

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identifying “false” rumors, the Firm discourages Employees from creating, passing or using any rumor.

14.                                 From time to time, and in accordance with its fiduciary duties owed to Clients, New Mountain Employees may determine it to be in the best interest of the Funds to disclose proprietary information relating to the Firm or Advisory Clients to other market professionals including: senior executives of both publicly traded and private companies, other hedge fund managers, investment bankers, research analysts, sales traders, paid consultants and other unaffiliated third parties (collectively, “Other Market Professionals”).  The disclosure of proprietary information is generally permissible if such information has been made publicly available though an adviser’s regulatory filings (e.g., Form 13F or Schedules 13G or 13D) or through the distribution of quarterly Fund updates that are sent to the Funds’ investors and shareholders.  In light of the foregoing, in reasonable consultation with the CCO and to the extent consistent with the Firm’s fiduciary duty to its Advisory Clients, New Mountain Employees may from time: (1) discuss general market events and the merits of investing in specific securities with Other Market Professionals; and (2) attend so-called idea meetings/dinners with Other Market Professionals.

15.                                 At its discretion, New Mountain may choose to engage service providers to perform a number of important services for the Funds, such as serving as administrator, pricing agent, proxy voting agent, and/or fund accountant.  These service providers may provide various functions including, but not limited to, financial reporting, tax and regulatory services; books and records creation and management; value portfolio securities and accounts; regulatory filings preparations; and client proxies voting.  When a service provider is utilized, New Mountain retains its fiduciary responsibilities for the delegated services.  As a result, New Mountain will review, on at least an annual basis, each service provider’s overall compliance program for compliance with the federal securities laws to confirm that service providers are taking reasonable steps to comply with New Mountain’s specific policies and procedures. As part of its review, New Mountain will also make reasonable attempts to identify, and disclose where applicable, any affiliations and related conflicts of interest related to the use of any such service provider.

V.                                    ACKNOWLEDGEMENT

Unless New Mountain has distributed and received an acknowledgement with respect to a revised version of the Code and IA Compliance Manual, each Employee must certify in writing at least annually (upon request by New Mountain) that he or she has read, understands, is subject to and has complied with the Investment Adviser Compliance Manual, including the Code (in the form attached as Attachment D).  Any Employee who has any questions about the applicability of the Code to any particular situation should contact the CCO.

VI.                                REPORTING AND SANCTIONS

While compliance with the provisions of the Code is anticipated, Employees should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions.  These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorgement

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of profits deemed improper, or, in more serious cases, employee suspension or termination.  Moreover, Employees are required to report any violation(s) of the Code or the IA Compliance Manual or any other inappropriate conduct to the CCO (or a Compliance Representative).  The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation.  Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

VII.                            ADDITIONAL RESTRICTIONS AND WAIVERS BY NEW MOUNTAIN AND NEW MOUNTAIN BDC

From time to time, the CCO (or a Compliance Representative), in consultation with Senior Management, may determine that it is in the best interests of the Firm for certain Employees or other persons (i.e. consultants and/or Senior Advisors) to be subject to the Code or additional restrictions or requirements in addition those set forth in the Code.  In such case, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code.  In addition, under extraordinary circumstances, the CCO (or a Compliance Representative) may, after consultation with Senior Management, grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis.  In order for an Employee to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code for executive officers of New Mountain BDC or New Mountain BDC directors may be made only by New Mountain BDC’s board of directors or a committee of the board and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation as determined in consultation with New Mountain BDC outside legal counsel.

The CCO will maintain a log of all requests for exceptions and waivers and the determination with respect to such requests.

VIII.                        REVIEW BY BOARD OF DIRECTORS OF NEW MOUNTAIN BDC

The CCO will prepare a report to be considered by the board of directors (1) quarterly that identifies any violations of the Code with respect to New Mountain BDC requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, in writing, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon New Mountain BDC’s and/or New Mountain Adviser’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations, and (c) certifies that New Mountain BDC and New Mountain Adviser have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Company Act.

The Board of New Mountain BDC will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

Adopted: May [  ], 2011

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CODE OF ETHICS:   PERSONAL INVESTMENT POLICY

I.                                         INTRODUCTION

The following policies and procedures form part of the Code jointly adopted by New Mountain and New Mountain BDC.  The Advisers Act, specifically Rule 204A-1, requires “access persons” of a registered investment adviser, such as New Mountain, to provide periodic reports regarding transactions and holdings in Reportable Securities beneficially owned by the access person.  Rule 17j-1 under the Company Act requires similar reports for “access persons” to a business development company like New Mountain BDC.  For purposes of the Code, all New Mountain Employees are considered to be Access Persons of New Mountain,(7) and all Access Persons of New Mountain and New Mountain BDC Directors are considered to be Access Persons of New Mountain BDC (subject to the caveats and exceptions set forth in Sections II and III below).

The purpose of this Personal Investment Policy and related procedures (this “Policy”) is to alert New Mountain Access Persons, New Mountain BDC Directors, and certain affiliated persons of New Mountain, of their ethical and legal responsibilities with respect to Securities transactions involving (i) possible conflicts of interest with New Mountain clients, including New Mountain BDC, and (ii) the possession and use of material, nonpublic information.  It is a violation of the Code and this Policy for any New Mountain Access Person or New Mountain BDC Director to use their knowledge concerning a trade, pending trade, or contemplated securities transaction by New Mountain BDC or any other New Mountain Advisory Client to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such securities.

The provisions of this Policy are based upon the following general fiduciary principles:

•                  the duty at all times to place the interest of the Firm’s Advisory Clients or New Mountain BDC, as applicable, first;

•                  the requirement that all directors, officers, and employees of New Mountain and New Mountain BDC become aware of, maintain knowledge of, and comply with applicable federal and state laws and regulations, including those of any relevant governmental agency or self regulatory organization;

•                  the requirement that all Personal Security Trades be conducted in a manner which avoids any actual, potential, or perceived conflict of interest, or any abuse of an individual’s position of trust, confidence, and responsibility; and

•                  the fundamental standard that New Mountain Employees and New Mountain BDC Directors should not take inappropriate advantage of their positions.

(7)           See definition of “Access Person” set forth in Section III.A. of the Code of Ethics Policy set forth above.

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This Policy requires that all New Mountain Employees make certain periodic reports concerning their Personal Security Trades and the receipt of certain types of gifts, entertainment or other benefits.

II.                                     GENERAL POLICY REQUIREMENTS

As a general matter, New Mountain Employees owe an undivided duty of loyalty to the Firm’s Clients.  The Firm also recognizes the need to permit Employees reasonable freedom with respect to their personal investment activities.  It shall be a violation of the Code and this policy, for any Employee of the Firm or any New Mountain BDC Director, in connection with the performance of his or her job responsibilities:

•                  to employ any device, scheme or artifice to defraud any Advisory Client;

•                  to make any untrue statement of a material fact to an Advisory Client, or to omit to state a material fact necessary in order to make the statements not misleading;

•                  to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client;

•                  to engage in any manipulative practice with respect to an Advisory Client; or

•                  to engage in any manipulative practice with respect to Securities, including price manipulation.

This Policy together with the Code supersedes and replaces in full any earlier policies on the subjects regulated. Any questions that arise relating to the Policy should be referred to the CCO.  If necessary, any final determination may be made by the CCO in consultation with Senior Management, or by the CCO, in consultation with New Mountain BDC’s officers and members of its board of directors.

This Policy is applicable to all New Mountain Employees and all New Mountain BDC Directors, although as noted below, certain technical pre-approval and reporting requirements in Section IV and Section V generally do not apply to Disinterested Directors.  Nonetheless, each Disinterested Director is obligated to comply with the principles described in those sections and, in certain circumstances, may be required to obtain prior approval and report matters to the CCO.  Accordingly, Disinterested Directors should notify the CCO if at any time he or she believes that he or she has taken action that is inconsistent with the restrictions or other requirements set forth in Sections III or IV of this Code.

III.                                 RECORDKEEPING AND REPORTING REQUIREMENTS

Under the Advisers Act and the Company Act, New Mountain is required to keep records of transactions in Securities in which Access Persons (excluding Disinterested Directors) have a direct or indirect Beneficial Interest.

A.            Reports

The following personal securities holding and transaction reporting requirements have been adopted to enable New Mountain to satisfy its legal and regulatory requirements:

•                  At the time of hiring, but in no case later than ten (10) days from the date of commencement of employment (or other engagement or arrangement) with the Firm, every new Access Person shall submit to the CCO (or a Compliance Representative) an

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Initial Holdings Report (in the form attached as Attachment A), disclosing every Reportable Security and account in which that Access Person and his/her Family Members has a direct or indirect Beneficial Ownership or other Beneficial Interest (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person);

•                  On a quarterly basis and no later than thirty (30) days after each quarter end, every Employee of New Mountain shall file with the CCO, (or a Compliance Representative), a Quarterly Transaction Report (in the form attached as Attachment B), disclosing all transactions in a Reportable Security during the quarter. To the extent that it hasn’t already been disclosed in a prior report, each Employee shall also include the names and affiliations of Family Members who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Access Persons in the discharge of their duties.  Each Quarterly Transaction Report must be signed and dated as of the date of submission.

•                  At the end of each calendar year, but in no case later than thirty (30) days following a year-end (i.e., January 30), every Access Person shall submit to the CCO (or a Compliance Representative), an Annual Holdings Report (in the form attached as Attachment C), disclosing all Reportable Security holdings as of year end;

•                  Each Access Person must annually execute an acknowledgement with respect to the Compliance Manual, including this Policy (in the form attached as Attachment D).(8)

B.            Duplicate Monthly Statements and Trade Confirmations

In addition to providing the Quarterly Transaction Report and Annual Holding Reports described above, Access Persons shall arrange for a broker, dealer, bank or other third party service provider to promptly send to the CCO duplicate monthly account statements (or quarterly statements if monthly statements are not readily available) and trade confirmations for all Personal Securities Trades.  A form of letter requesting copies of duplicate statements and confirmations is attached as Attachment E.  The Firm may require Access Persons to provide statements, reports and confirmation regarding Personal Securities Trades via a third party service provider in order to facilitate compliance with the trading restrictions and reporting requirements set forth in this Code of Ethics.

C.            Disinterested Directors

The recordkeeping and reporting provisions in this section of the policy do not apply to the Disinterested Directors of New Mountain BDC, unless, at the time of a Personal Securities Trade in a Reportable Security, the Disinterested Director knew, or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, New Mountain BDC purchased or sold the security or the security was Being Considered for Purchase by New Mountain BDC.

(8)             Depending on the nature of the services to be performed by an Access Person and the type and frequency of access to the Firm’s premises and systems, the CCO may determine that an Access Person who is not an Employee shall only execute an acknowledgement of the Code rather than the entire Investment Advisory Compliance Manual.

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IV.                                STATEMENT OF RESTRICTIONS

A.            Restricted List

No Access Person may make a Personal Securities Trade in the Securities of an issuer listed on the Firm’s Restricted List.  The information that a particular issuer has been placed on the Restricted List is itself sensitive and confidential.  The contents of the Restricted List should never be communicated to persons outside of the Firm except in the limited circumstances in which the CCO (or a Compliance Representative) has determined that it is necessary to disclose such information.  The Firm may place an issuer on the Restricted List at any time without prior notice to Access Persons. Access Persons who obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until such time as the issuer has been removed from the Restricted List.

1.                                       Securities

The name of an issuer or security could be placed on the Restricted List for many reasons, including when:

•                  the Firm or an Advisory Client purchases a security of a particular issuer or such security or issuer is Being Considered for Purchase;

•                  the Firm enters into a confidentiality agreement with or relating to an issuer,

•                  the Firm or an Advisory Client has declared itself “Private” with respect to an issuer in an electronic workspace such as IntraLinks or SyndTrak;

•                  the Firm becomes bound by a fiduciary obligation or other duty (for example, because an Employee or Senior Advisor has become a board member of a Fund portfolio company or an unaffiliated public company (or private subsidiary thereof)); or

•                  an Employee becomes aware of (or is likely to become aware of) material, nonpublic information about a security or issuer; or

•                  the Firm (as determined by the CCO (or a Compliance Representative)) has determined to include an issuer to avoid the appearance of impropriety so as to protect the Firm’s reputation for integrity and ethical conduct.

2.                                       Procedures

The CCO (or a Compliance Representative) maintains and updates the Firm’s Restricted List periodically.  It is the responsibility of all New Mountain Employees, however, to ensure that the Firm’s Restricted List is accurate.  Please consult the Confidentiality Policy for further information on the relevant procedures.

•                  Additions: Employees who become aware of any of the circumstances set forth in subsection (A)(1) above, or who for any other reason believe a company or security should be added to the Restricted List, should immediately notify the CCO in order to ensure that the Restricted List is updated.

•                  Deletions: When the circumstances set forth in subsection (A)(1) above no longer exist, or the Firm is no longer bound by the obligations giving rise to the inclusion of a security

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or issuer on the Restricted List, Employees should notify the CCO so that the name of the issuer or security can be promptly removed from the Restricted List.

•                  Changes: From time to time, a representative of the Operations staff will distribute a notice to all Employees as to changes to the Restricted List. Employees, however, are responsible for checking the Restricted List before engaging in any Personal Securities Trade, or prior to (where practicable) communicating with senior management of a publically-traded company in furtherance of the Employee’s New Mountain business activities.  The Restricted List is available at all times from the CCO and on the compliance section of the Firm’s G: drive.

As a general rule, Securities that are on the Restricted List because they are held by a New Mountain Advisory Client must stay on the list for at least thirty (30) days after the Fund(s) liquidate the holding.

B.            Pre-Clearance Requirements

Except with respect to Exempt Securities and as noted below, Access Persons must pre-clear all personal investment transactions in all Securities, including and all investments in initial pubic offerings and private placements.  The pre-clearance policy also applies to any stop orders, limit orders and/or other similar instructions involving the Security.

1.             Procedures

Prior to effecting any Personal Securities Trade, the Access Person must pre-clear such transaction with the Compliance Officer (or a Compliance Representative).

•                  To pre-clear transactions, Employees may electronically submit a completed NM Pre-Clearance Trade Request Form, specifically including information relating to: (i) the specific Security or Securities proposed to be traded, (ii) whether the Security is being bought or sold, (iii) the size of the transaction contemplated, (iv) the relevant account number(s), (v) whether the transaction involves an IPO or private placement, (vi) whether the Employee is in possession of any material nonpublic information relating to the Securities; (vii) any other relevant information, and (viii) or any other information requested by the CCO (or a Compliance Representative).

•                  The CCO (or a Compliance Representative) will review and approve or decline the trade request(s) within a reasonable period of time after receipt of such requests.

•                  A written record will be maintained of all inquiries received, and of the response given, and a copy of each response will be provided to the inquirer.  In reviewing the request, the CCO (or a Compliance Representative) will generally take into consideration:

•                  the adherence of the transaction with applicable securities laws, as well as this Policy;

•                  the Firm’s reputation for integrity and ethical conduct; and

•                  any other factors determined by the CCO (or a Compliance Representative) to be relevant.

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•                  Typically, no reason will be given as to why a company is on the Restricted List or a trade is disapproved to prevent the inadvertent dissemination of material nonpublic information.

•                  When granted, pre-clearance authorizations will typically be effective for two (2) weeks (i.e. ten (10) business days) following the date on which pre-clearance was obtained unless such authorization is terminated or revoked earlier by the CCO.  If the transaction is not completed within these time requirements, an Employee must obtain a new preclearance, including one for any uncompleted portion of the transaction.  The CCO (or a Compliance Representative) has the authority to grant exceptions to the trade placement requirement when approving trades, but shall document the reasons for granting exceptions or extensions.

•                  A copy of the NM Pre-Clearance Trade Request Form is available from the CCO (or a Compliance Representative) and on the compliance section of the Firm’s G: drive.  A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and Company Act.

New Mountain BDC Directors

Notwithstanding the foregoing, the Disinterested Directors of New Mountain BDC are not subject to the restriction and pre-approval requirement in the prior paragraph unless, at the time of the investment in the IPO or private placement, the Disinterested Director knew, or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, New Mountain BDC purchased or sold the security or the security was Being Considered for Purchase by New Mountain BDC.

Senior Advisors

The foregoing requirements may not be applicable to certain Senior Advisors depending on, upon other things, whether the CCO has determined that the Senior Advisor is an Access Person.  Exceptions for Senior Advisors from having to comply with the New Mountain’s personal trading requirements are granted only with the approval of the CCO.  However the CCO reserves the right to impose additional restrictions and conditions depending on the Senior Advisor’s role and responsibilities with respect to New Mountain, and his or her access to New Mountain’s facilities, systems, information and investment recommendations.  Upon the commencement of the engagement of a Senior Advisor (or in connection with a change in the Senior Advisor’s role and responsibilities and access to the Firm’s facilities, systems, information and investment recommendations), the CCO will advise each Senior Advisor as to whether and to what extent the Senior Advisor if subject to these requirements.

Managed Accounts

Access Persons who have accounts that are “managed” or “discretionary,” where the Access Person does not impart any investment decision authority are not required to have trades pre-cleared nor have duplicate copies of individual trade confirmations submitted to New Mountain. Access Persons, however, must still report the existence of these accounts, provide a list of investments held in the account and have copies of their monthly account statements submitted to New Mountain. Access Persons (including applicable Senior Advisors) must provide a letter, at the time the account is established and annually thereafter, from the manager of the account indicating that the account is managed and that the Access Person retains no investment decision making authority or discretion.

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Margin Accounts

Although this Policy does not prohibit purchase of Securities in margin accounts, sales of Securities following failure to satisfy a house or margin call are subject to this Policy. Any Access Person who buys Securities on margin should be aware that in the event of a margin call they must either (a) satisfy the margin call using cash or (b) determine (in accordance with pre-clearance procedures set forth in this Policy) that the Security intended to be sold if the call is not satisfied is not on the Restricted List. It is recommended that any person who maintains a margin account should also maintain cash or liquid assets in an amount equal to the debt attributable to stock held in a margin account.

C.            Trades of New Mountain BDC Securities and New Mountain BDC Portfolio Securities

Any purchase or sale of New Mountain BDC Securities or any New Mountain BDC Portfolio Security is subject to the pre-clearance and reporting requirements set forth herein, except that any such proposed purchase or sale must be completed within three business days from the date of approval.  If the trade is not executed within this three-day period, a new pre-clearance request must be submitted to the CCO (or Compliance Representative).  Notwithstanding anything herein to the contrary, the CCO may at any time, after consulting with New Mountain BDC’s Chief Executive Officer, determine that no Employee is permitted to buy, sell or otherwise trade in any New Mountain Finance BDC Securities or New Mountain BDC Portfolio Security.

An Access Person may enter into an SEC Rule 10b5-1 trading plan only when not aware of material, nonpublic information relating to New Mountain BDC or any of its directly or indirectly held publicly-traded portfolio companies. The CCO must pre-clear any trading in New Mountain BDC Securities or New Mountain BDC Portfolio Security as part of any such plan or arrangement.

D.            Trades by New Mountain BDC Directors

The directors of New Mountain BDC are prohibited from trading any New Mountain BDC Portfolio Security.

E.             Trades by New Mountain Employees Serving on Portfolio Company Boards

Companies for which Employees serve on the board of directors may permit members of its board of directors to purchase stock based on a predetermined schedule that is set by the company (“Predetermined Purchases”). Predetermined Purchases for Employees who serve on the board of directors are exempt from the restriction of purchasing securities on the Restricted List, however such purchases are subject to the pre-clearance and reporting requirements set forth in this IA Compliance Manual.

F.             Investments on Behalf of Advisory Clients in Issuers on which a Senior Advisor serves on the Board

If a New Mountain Employee determines to make an investment in public or private Securities of any issuer on behalf of an Advisory Client, the Employee shall, prior to making such investment, confirm that such issuer is not on the Restricted List.  However, provided the Firm and/or its Employees are not in possession of material non-public information, a Portfolio Manager will be permitted to transact shares of an issuer maintained on the Restricted List where such issuer is included on the Restricted List solely as a result of a Senior Advisor’s participation as a board member of that issuer.  Generally, Employees and

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applicable Senior Advisors are prohibited from trading in the issuer for as long as the issuer remains on the Restricted List.

Under these circumstances, the trade must be executed during a relevant window period established by the issuer for its insiders.  In situations where an issuer has not specified a relevant window period, except as otherwise may be determined by the CCO (or a Compliance Representative), trading will be permitted in the security during the period of time that begins two full trading days after the date of public disclosure of financial results for the preceding quarter or year, through the period up to two weeks (i.e. 10 trading days) prior to the end of the quarter in which the financial results are publically disclosed.  The Portfolio Manager (or qualified designee) must notify the CCO and a member of the Operations Group of the anticipated trade prior to execution by completing the relevant portion of the New Mountain Due Diligence Checklist maintained by and available from the CCO.

G.            Inside Information

Employees may not make Personal Securities Trades(9) in the Securities of an issuer while in possession of material, nonpublic information regarding that issuer.  Employees may not communicate such information to others except in the course of fulfilling their duties as an employee of the Firm.  Should an Employee become aware of material, nonpublic information at any time, whether in the course of their employment or otherwise, that Employee must inform the CCO.  The elements of improper insider trading are explained more fully in the Inside Information policy below, which is a part of this Code.

H.            No Personal Trades Through New Mountain’s Traders

No Personal Securities Trades may be effected through New Mountain’s Trading personnel.

I.              Use of Brokerage for Personal or Family Benefit

No New Mountain Employee may execute a trade with a broker for direct or indirect personal or Family Member benefit by using the influence (implied or stated) of New Mountain or any New Mountain Employee’s influence (actual or implied).

J.             No “Front Running”

While the Code of Ethics contains policies and procedures designed to promote ethical conduct with respect to Personal Securities Trades, irrespective of the application of any particular trading restriction, no Personal Securities Trades may be effected by any Employee who is aware or should be aware that (i) there is a pending buy order in the securities of that same issuer for any Client of New Mountain, or (ii) a purchase of the securities of that same issuer can reasonably be anticipated for or by a New Mountain Client in the next five (5) calendar days.  As a general rule, no Personal Securities Trade may be executed with a view toward making a profit from a change in price of such security resulting from anticipated transactions by or for New Mountain’s Clients.

V.                                    REMEDIAL ACTIONS AND DISCIPLINARY SANCTIONS

Initially, upon discovering a violation of this policy by, New Mountain shall take any remedial steps it deems necessary and available to address or remedy the matter (e.g., a trade reversal).  Following

(9)             Except as specifically set forth in this Investment Advisory Compliance Manual, the prohibition against trading while in possession of material nonpublic information applies to trades on behalf of Advisory Clients.

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appropriate corrective efforts, New Mountain’s CCO, in consultation with Senior Management, may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate.  The magnitude of the sanctions will vary with the severity of the violation.  Repeat offenses will likely merit more severe sanctions. Violations of this policy include, but are not limited to, the following:

•                  Failure to pre-clear a trade a Personal Securities Trade;

•                  Execution of a Personal Securities Trade in a security on the Restricted List;

•                  Failure to disclose the opening or existence of an account containing Reportable Securities;

•                  Execution of a Personal Securities Trade through a New Mountain trader; and

•                  Failure to timely complete and return periodic certifications and acknowledgements.

The type of sanctions to be imposed include, but are not limited to, verbal or written admonishments, trade reversals, reduction of the Employee’s discretionary bonus to reflect disgorgement of profits or monetary fines, suspension or termination of trading privileges, termination or suspension of access to New Mountain’s facilities or systems, suspension or termination of employment or engagement, initiation of a legal claim or referral to legal or regulatory authorities.

VI.                                REVIEW BY CCO

The CCO (or a Compliance Representative) will review Personal Securities Trade-related information to verify compliance with this Policy.  The results of this review will be reported to Senior Management, including relevant committees, or, as appropriate, to New Mountain BDC’s board of directors.

Adopted: May [  ], 2011

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CODE OF ETHICS:   INSIDE INFORMATION POLICY

I.                                         INTRODUCTION

The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health, and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence are not compromised in any way.  Consistent with these principals, New Mountain forbids any Employee from (i) trading securities of an issuer either for any New Mountain Advisory Client or any account in which an Employee has a Beneficial Interest, if that Employee is “aware” of material and nonpublic information concerning an issuer; or (ii) communicating material and nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  This policy applies to every Employee and extends to activities within and outside of each Employee’s duties at New Mountain. Every Employee must read and retain this policy as part of his or her personal file and provide the periodic acknowledgement(s) set forth in Section III.I. below.  Any questions regarding this policy should be referred to the CCO.

The term “insider trading” is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to improper trading in securities on the basis of material and nonpublic information (whether or not the person trading is an insider). A person is generally deemed to trade “on the basis of” material nonpublic information if that person is aware of material nonpublic information when making the purchase or sale. It is generally understood that the law prohibits trading by an insider on the basis of material nonpublic information about the security or issuer.  In order to be held liable under the law, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., an employer).  The law also prohibits the communication of insider information to others and provides for penalties and punitive damages against the “tipper” even if he or she does not gain personally from the improper trading.

A further discussion of the elements of insider trading and the penalties for such unlawful conduct is provided below.  If you have any questions after reviewing this policy, please consult with the CCO.

II.                                     KEY TERMS

A.                                    Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (including New Mountain) and the employees of such organizations.  New Mountain may become a temporary insider by signing a

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confidentiality agreement or by accessing material nonpublic information on a private electronic workspace such as IntraLinks.

B.                                    What is Material Information?

“Material” information generally is defined as information with respect to which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Among other things, the following types of information are generally regarded as “material”:

•                  dividend or earnings announcements;

•                  write-downs or write-offs of assets;

•                  additions to reserves for bad debts or contingent liabilities;

•                  expansion or curtailment of company or major division operations;

•                  merger, joint venture announcements;

•                  new product/service/marketing announcements;

•                  new supplier/manufacturing/production announcements;

•                  material charge/impairment announcements;

•                  senior management changes;

•                  change in control;

•                  material Restatement of previously issued financial statements;

•                  discovery or research developments;

•                  criminal indictments and civil and government investigations, litigations and/or settlements;

•                  pending labor disputes;

•                  debt service or liquidity problems;

•                  bankruptcy or insolvency problems;

•                  tender offers, stock repurchase plans, etc.; and

•                  recapitalizations.

C.                                    What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the Securities and Exchange Commission (the “SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public.  New Mountain Employees should seek specific guidance from the Firm’s CCO (or a Compliance Representative), in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made available to the investment community as a whole but was made available to a group of institutional investors.

D.                                    Penalties for Insider Trading

Penalties for trading on or inappropriately communicating material and nonpublic information are severe, both for the individuals involved and their employers.  A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violations.  Penalties include:

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•                  civil injunctions;

•                  disgorgement of profits;

•                  punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);

•                  felony convictions which include possible jail sentences; and

•                  fines and sanctions against the employer or other controlling person.

III.                                 INSIDER TRADING PROCEDURES

The following procedures have been established to aid Employees of New Mountain in avoiding insider trading, and to aid New Mountain in preventing, detecting, and imposing sanctions for insider trading.  The following procedures should be read in conjunction with other policies set forth in this Code, and in New Mountain’s IA Compliance Manual.

Upon discovering a violation of this policy, New Mountain may impose such sanctions as it deems appropriate against the Employee involved.  Given the serious nature of this matter, sanctions will most likely include one or more of the following: reduction of an employee’s discretionary bonus to reflect disgorgement of profits or fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action, which may include termination of employment and reporting of the matter to the legal or regulatory authorities as appropriate.

A.                                    Identifying Inside Information

Before trading in the securities of a company about which they may have potential inside information, Employees should ask themselves the following questions:

•                  Is the information material?  Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a security)? Is this information that would substantially affect the market price of the securities if generally disclosed?

•                  Is the information nonpublic?  To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

B.                                    Restricting Access to Material and Nonpublic Information

Care should be taken so that material, nonpublic information is secure.  For example, files containing material and nonpublic information should be sealed or locked; access to computer files containing material and nonpublic information should be restricted.  As a general matter, materials containing such information should not be removed from the Firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure.  Other measures to be taken in connection with the protection of material, nonpublic information include:

•                  Limit Distribution of Information.  Employees should distribute materials containing material nonpublic information only on a “need-to-know” basis.

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•                  Careful use of Telephone and Internet.  Employees should be careful that they are not capable of being overheard when discussing matters involving material nonpublic information on the telephone or otherwise. For example, speaker telephones should generally be used in a way so those outsiders who might be in New Mountain’s offices are not inadvertently exposed to this information. Moreover, Employees should consider whether the medium used for communication is sufficiently secure to ensure maintaining confidentiality of information. Communications over the Internet, such as external e-mail messages, should not include any confidential information. Finally, Employees should consider whether it is appropriate to assign “code names” in connection with confidential transaction when a public company is involved and to refer to any company involved in a transaction only by its assigned code name.

•                  Access to Office Areas.  Employees should be careful to limit access to offices, conference rooms and workrooms in use when these rooms are left unattended while materials containing material nonpublic information are left inside them. When finished with a conference room or workroom, Employees should be careful to ensure that materials containing such information be removed or properly discarded.

•                  Escort Outside Visitors.  Visitors to the Firm should not be allowed to frequent the nonpublic areas of the Firm unescorted; rather, visitors should be escorted to their destination within New Mountain’s offices. Visitors attending meetings should not be permitted access to areas not related to the purpose of the meeting. As a general rule, visitors should not be allowed unattended in the offices of professional Employees or other areas where they may be exposed to inside information. Employees should be careful to avoid discussing inside information in the reception area and other public areas of the Firm or leaving materials that contain inside information in the reception area and other public areas of the Firm.

•                  Use of Bloomberg and Other Data Terminals. Bloomberg and other data terminals in public areas should not be electronically programmed for continuous viewing of target company Securities.

•                  Screen Displays. Employees using computers should be careful not to leave materials containing material nonpublic information displayed on the viewing screen when they leave their computers unattended.

C.                                    Review and Dissemination of Certain Investment Related Information

As part of its consideration of investments in certain types of “non-security” instruments (e.g., bank debt instruments), the Firm often enters into confidentiality agreements with third parties (e.g., syndicate members or other primary lenders).  Those agreements sometimes contain so-called “stand-still” provisions which specifically restrict the Firm’s investment activity in identified issuers, but usually simply raise the possibility that nonpublic information may be disclosed to the recipient, and seek the receiving party’s acknowledgement of that understanding and agreement to be bound by laws prohibiting trading while in possession of material nonpublic information.  The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of “inside information” should not be made independently by the Employee or Senior Advisor.  Rather, individuals should contact the CCO (or Compliance Representative) so that an analysis may be performed and a determination made by the CCO (or Compliance Representative).    Many issuers, their agents or other counterparties specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment related information via internet-based services (e.g., IntraLinks and SyndTrak).  Because of

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the importance of our policies regarding access to and use of confidential information, the executed confidentiality agreement must be delivered to the CCO (or a Compliance Representative) within a reasonable period of time following execution, and the issuer’s name must be added to the Firm’s Restricted List by the CCO (or a Compliance Representative).  Employees and Senior Advisors should review the Confidentiality Policy in this IA Compliance Manual for further details.

D.                                    Materiality — Determination by the CCO

Given the variety of asset classes and sophisticated instruments in which New Mountain may sometimes invest (e.g., equities, bonds, commodities, bank debt, distressed debt, credit default swaps and other derivative instruments), New Mountain employees often receive detailed information about an issuer which may not be otherwise readily available to the investing public.  The responsibility for determining whether information is material generally rests with the CCO (or a Compliance Representative), in consultation with outside legal counsel, as appropriate.

E.                                      Policies and Procedures Relating to Communications with Public Companies

Employees of New Mountain may at times communicate, directly or indirectly, with the directors, officers, or employees of U.S. public companies. These issuers are required to comply with specific disclosure rules which generally prohibit them from selectively disclosing material nonpublic information regarding the issuer to certain persons before disclosing the information to the general public. Specifically, issuers are required to ensure that material nonpublic information regarding the issuer that was previously nonpublic is disclosed to the general public and accessible to all potential investors. As a result of these requirements, the manner in which issuers communicate with analysts and the general public has been greatly affected. If any information received from an issuer is believed to be material nonpublic information, the CCO must be immediately contacted prior to either communicating such material nonpublic information to anyone else or making any investment or trading decisions regarding the securities of that issuer or the securities of any related party (e.g., affiliate or target company) that may be affected by the material nonpublic information.  In some cases, material nonpublic information may be released by an issuer on a limited basis to select parties in a relationship of trust under a confidentiality agreement. Any confidentiality agreement with an issuer must be submitted to the CCO prior to entering into such agreement.

In each of the cases described above, it is the responsibility of the New Mountain Employee(s) and Senior Advisor(s) who have communicated with the public companies or accessed material nonpublic information to notify the CCO and see that the pertinent issuer(s) are added to the Restricted List and that the Firm otherwise complies with its policies and procedures with respect to the receipt of confidential information.

F.                                      Policies and Procedures Relating to Paid Research Consultants and Expert Network Firms

While it is permissible to utilize consultants as part of the research process, New Mountain must be particularly sensitive about the information that these consultants provide. Accordingly, New Mountain has adopted the following procedures which must be adhered to by all Employees with regard to their contact and interaction with paid consultants:

•                  Prior to the commencement of a phone call or meeting with a paid consultant where it is anticipated that substantive information will be discussed, the Employee must inform such consultant that:

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(i)                                     the Firm actively invests in the public securities and private debt markets,

(ii)                                  the purpose of speaking with such consultant is to obtain his/her independent insight as it relates to a particular industry, sector or company, and

(iii)                               such consultant should not share any material nonpublic information or confidential information that he/she may have a duty to keep confidential or that you otherwise should not disclose.

•                  The Employee should also confirm with such consultant that he/she will not be violating any agreement, duty or obligation such consultant may have with any employer or other institution.

•                  In the event that an Employee learns or has reason to suspect that they have been provided with confidential or material nonpublic information they must immediately contact the CCO (or a Compliance Representative) prior to either communicating such material nonpublic information to anyone else or making any investment or trading decisions.

A list of approved expert network firms which may be engaged by New Mountain Employees (and Senior Advisors while conducting New Mountain business activities) is maintained by and available from the CCO.  The engagement of a consultant not included on the list, and the terms and conditions of such engagement, are subject to the prior approval of the CCO or a Compliance Representative.

G.                                    Bank Debt and Other Non-Security Investments

Notwithstanding the fact that certain instruments may not be deemed securities, there may be instances where New Mountain Employees receive information that is not generally known by other institutional investors — even those institutional investors who may be similarly situated (e.g., lenders that are privy to nonpublic information and have access to bank-level information or primary lender meetings).  In situations where New Mountain has access to material, nonpublic information to which other potential investors/counterparties may not have access, investment staff should consult with the CCO (or a Compliance Representative) as to whether any proposed purchase or sale of an instrument should be made, and, if made, should include the use of a “Big Boy” letter, or, if the instrument is a loan, should be made by means of the standard LSTA form which includes disclosure concerning the possibility of access to such information. In such cases, the CCO (or a Compliance Representative), in consultation with Senior Management and outside legal counsel, if and as appropriate, shall make that determination and prepare an appropriate disclosure letter.  A log of transactions in which “Big Boy” letters are used, and copies of any executed “Big Boy” letters shall be maintained by the CCO.(10)

H.                                    Acknowledgement

Each Access Person must annually execute an acknowledgement with respect to the IA Compliance Manual, including this Policy (in the form attached as Attachment D).

(10)         The CCO’s duty to maintain a log of Big Boy letters extends only to “stand alone” Big Boy letters and instances in which the language in the LSTA form agreement regarding asymmetry of information was negotiated and modified in any material respect.

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I.                                         Responsibilities of the Chief Compliance Officer

To ensure adherence to the Inside Information Policy, the CCO will perform the following functions:

•                  When appropriate, the CCO shall coordinate with all New Mountain affiliates with respect to this policy.

•                  The CCO shall assure that all New Mountain Employees are familiar with this policy and that, upon joining the Firm, new Employees receive a copy of this policy, are given the opportunity to discuss its provisions and certify their understanding of its terms.

•                  The CCO shall undertake appropriate educational efforts (e.g., periodic training sessions) to refresh Employee understanding of this and other related policies.

The CCO will periodically review compliance with this policy and, if necessary, prepare a report specifying any related concerns and recommendations for consideration by Senior Management and by New Mountain BDC’s board of directors in connection with the CCO’s periodic reports described elsewhere in this Code.

Adopted: May [  ], 2011

New Mountain Capital. Do not copy or distribute.

CODE OF ETHICS:

GIFTS, ENTERTAINMENT, AND POLITICAL CONTRIBUTIONS POLICIES

I.                                         INTRODUCTION

The following Gifts, Entertainment and Political Contributions Policy and its corresponding procedures have been jointly adopted by New Mountain and New Mountain BDC.  New Mountain attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.  One possible area of fiduciary concern relates to the acceptance of gifts or entertainment from third parties with which New Mountain or its clients, including New Mountain BDC, do business.

As a general rule, no Employee may solicit, give or receive any gift that could influence decision-making or make a person beholden, in any away, to another person or company that seeks to do or is currently doing business with the Firm.  In addition, depending upon an Employee’s individual responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment Employees may give or receive.

II.                                     GIFTS & ENTERTAINMENT POLICY

Providing Business Courtesies

The Firm is committed to competing solely on the merit of its products and services.  New Mountain Employees should avoid any actions that create a perception that favorable treatment of outside entities by the Firm was sought, received, or given in exchange for personal business courtesies.

Any Employee who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm.  In addition, an employee may never use personal funds or resources to do something that cannot be done with Firm resources.  No Employee may provide or offer to provide any gifts to vendors or third parties (including investment banks, underwriters or lending entities) with whom or with which the Firm or its affiliates conducts, or is considering conducting, business without the consent of the CCO (or a Compliance Representative).  A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value.

Although customs and practices might differ among the many marketplaces in which the Firm conducts its business, Firm policies regarding business courtesies are substantially similar within the U.S. and elsewhere throughout the world.  As a matter of respect for the rich and diverse business customs practiced in the international markets in which the Firm does business, the Firm recognizes that permissible business conduct might differ somewhat based on local ethical business practices.  Nonetheless, the actions of all Firm personnel, even internationally, must always be consistent with Firm policies and procedures.

New Mountain Capital. Do not copy or distribute.

Specific requirements and restrictions apply regarding the offering of business courtesies to government officials or employees (both foreign and domestic, including, with respect to foreign government officials, the Foreign Corrupt Practices Act).  For example, on September 14, 2007, President Bush signed into law the Honest Leadership and Open Government Act of 2007.  This law, which went into effect on January 1, 2008, made substantial changes to the prohibitions and limitations on gifts to members of Congress and their staff, and other federal employees.  This law is complex, extremely restrictive and provides for harsh penalties (i.e., up to five (5) years imprisonment and up to $200,000 in fines).  Laws, rules and regulations concerning appropriate meals, gifts and entertainment to government officials and employees can also vary depending on government branch, state, or other jurisdiction.

It is against Firm policy to offer or give a business courtesy to government officials or employees (or any other individual) unless the regulations applicable to that individual permit acceptance of the business courtesy.  Accordingly, Employees and Senior Advisors are prohibited from offering or giving any gift or business courtesy whatsoever to government officials or employees in any state in which New Mountain has an existing public pension fund investor.  A current list of those states is attached as Attachment F and is updated and published periodically by the CCO.

In states where New Mountain does not have an existing public pension fund investor, Employees and Senior Advisors may not provide or offer to provide any gift or business courtesy whatsoever to government officials or employees without first consulting with and securing the approval of the CCO.

If you are unsure of applicable laws, rules and regulations with respect to providing business courtesies in any circumstance, you should consult with the CCO.

Receiving Business Courtesies

No Employee should obtain any material personal benefits or favors because of his or her position with the Firm.  Each Employee’s decisions on behalf of the Firm must be free from undue influence.  No Employee shall ask for, or accept, any gifts from vendors or third parties with whom or which the Firm or its affiliates conducts, or is considering conducting, business, without the consent of the CCO.  A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value.  This policy does not prohibit the receipt of occasional or nominal non-cash gift items (without the consent of the CCO), such as holiday gifts, so long as the amount received by an employee from any one source over a calendar year does not exceed $500.

The foregoing is not intended to prohibit the acceptance or provision of normal amenities and entertainment that facilitate the handling of the Firm’s business, such as business luncheons, dinners or other non-extravagant activities.  Thus, normal and customary entertainment (i.e., business meals and entertainment where the person providing the entertainment is present) is acceptable). No Employee may provide or accept extravagant or excessive entertainment to or from an Advisory Client or any person or entity that does or seeks to do business with or on behalf of the Firm.  Any event that an Employee wishes to attend and which the Employee reasonably expects to exceed $1,000 in value must be approved in advance by the CCO.

In the event that an Employee wishes to receive a gift or attend a meal or event which that Employee reasonably expects to exceed the limits described above, the Employee shall complete a request to the CCO (in the forms attached as Attachment G and Attachment H, respectively).  The CCO shall maintain a log of all requests and the determinations made with respect thereto.

If an Employee has any questions with regard to whether certain entertainment is permissible pursuant to this policy, such Employee should contact the CCO.

New Mountain Capital. Do not copy or distribute.

III.                                 POLITICAL ACTIVITIES

New Mountain encourages its Employees to be actively involved in the civic affairs of the communities in which they live.  When speaking on public issues, however, employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of New Mountain.

The SEC, along with certain states, municipalities, and public pension plans, have adopted regulations limiting or completely disqualifying a firm from providing services to, or accepting placements from, a government entity if certain political contributions(11) are made or solicited(12) by the Firm, certain of its employees, or, in some instances, an employee’s spouse, domestic/civil union partner or immediate family members residing in the same home.(13)  Under these so-called “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee (i.e., PAC) or other political organization at practically every level of government (including local, state and federal(14)) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the Firm to reimburse compensation received by the Firm in connection with such services or placements.

Every Employee, and his/her Family Members, are to refrain from making or soliciting any contributions in any amount to any federal, state, county or local political campaign, candidate or officeholder, political party committee, PAC or other political organization of any nature, without the prior written approval of the CCO.

Any Employee (or Family Members) wishing to make or solicit any such contributions must submit a contribution request in writing to the CCO.  Such submission shall include all pertinent information related to the proposed contribution, including, but not limited to, the amount of the contribution, the name of the intended recipient, the nature of the recipient candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Employee is legally entitled to vote for the proposed recipient.  A sample pre-approval request form is attached as Attachment I.

Because of the serious nature of the sanctions applicable to a pay to play violation, requests to make contributions to candidates seeking election to state and local offices generally will not be approved.  In select instances, the CCO may grant an exception to this policy.  Those instances may include situations where the Employee is legally entitled to vote for the candidate, in which case the request may be approved up to $250, or where it is clear that a proposed contribution to a state or local official is not only lawful, but clear of potential conflicts.  In all instances, such exceptions will be logged, documented and preserved pursuant to applicable recordkeeping requirements.

(11)              Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state, or local office, including any payments for debts incurred in such an election.

(12)              Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign, or political organization, including direct solicitation, hosting of events, and/or aggregating, coordinating, or “bundling” the contributions of others.

(13)              All such spouses, domestic/civil union partners, and resident immediate family members are hereinafter referred to as “Family Members.”

(14)              Federal contributions are often acceptable, although may be problematic if they involve a candidate who is currently a state or municipal official.  For this reason, proposed federal contributions are included under this policy and are not to be made without prior written authorization of the CCO.

New Mountain Capital. Do not copy or distribute.

The Firm expects that every Employee will explain the importance of compliance with this policy to his/her Family Members, and ensure their clear understanding of the obligation to follow these requirements.  Moreover, the applicable laws in this area are complex and a trap for the unwary — no Employee should attempt to decide for him or herself whether a contribution is prohibited or permissible.  Employees and Senior Advisors are responsible for complying with and tracking their own political contribution limits.

Indirect Violations

The pay to play laws also prohibit actions taken indirectly that the Firm or its Employees could not take directly without violating the law.  For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution.  Such indirect violations may trigger disqualification of the Firm and result in other sanctions, including possible criminal penalties.  If any Employee learns of facts and circumstances suggesting a possible indirect violation, that Employee must report such facts and circumstances to the CCO immediately.

Periodic Disclosure

In order to ensure compliance with this policy, on a quarterly basis, every Employee must submit to the CCO a disclosure form and certification setting forth all political contributions made by the Employee and his/her Family Members for the previous two years or confirming that no such contributions have been made.  A sample disclosure form is attached as Attachment J.  For each disclosed contribution, the CCO may require the Employee to provide associated documentation, including invitations, solicitations, correspondence, e-mails and cancelled checks and other documents reflecting payment.  The CCO may also require that new Employees, prior to or upon commencement of employment, report to the CCO any political contributions made in the prior two (2) years in order to verify compliance with applicable pay to play laws or regulations.

CCO Supervision and Reporting

The CCO shall maintain a log of all requests to make political contributions and a record of all the determinations made by the CCO in connection therewith.

IV.                                SERVING AS OFFICERS, TRUSTEES, AND/OR DIRECTORS

Employees and Senior Advisors are often asked to serve as directors, trustees or officers of outside organizations. These organizations may include public or private corporations, limited and general partnerships, endowments, and foundations.  Service with organizations outside of the Firm may, however, raise regulatory concerns, including creating potential conflicts of interest and providing access to material nonpublic information.  As a result, Employees and Senior Advisors may not accept such requests without prior approval of the CCO, unless such request was made by New Mountain or New Mountain BDC.  Prior CCO approval is also not required in cases in which Employees and Senior Advisers serve with charitable foundations, non-profit organizations or civic/trade associations, except where the service involves the provision of or input on investment advice (such as sitting on the investment committee of a non-profit organization).(15)  An approval form is attached as Attachment K.

(15)              While service with charitable foundations, non-profit organizations or civic/trade associations is not subject to CCO approval, Employees and Senior Advisors should advise the CCO of any such engagements.  The CCO shall maintain a log of such activities and monitor for conflicts if and as the CCO determines to be reasonably necessary and appropriate.

New Mountain Capital. Do not copy or distribute.

In certain instances, the Firm may determine that it is in the best interest of its Advisory Clients for an Employee or Senior Advisor to serve as an officer or director of an outside organization, including a portfolio company.  For example, a portfolio company held by an Advisory Client may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company.  By appointing an officer or director to the board of that portfolio company and taking a more active management role, the Firm may be in a better position to satisfy its fiduciary obligations to its Advisory Clients.

As an outside board member or officer, it is critical that Employees coordinate their service with the CCO to ensure appropriate protection of and conduct with respect to any confidential information.  If Employee(s) and Senior Advisors are members of the board of directors of any company, including a portfolio company, specific trading restrictions may apply to both the Firm and its Employees.  Additionally, in cases where New Mountain may have a business relationship with the outside organization or may seek a business relationship in the future, the Employee must be appropriately screened from involvement in any decision by New Mountain to enter into or to continue the business relationship with that organization.

Employees are prohibited from engaging in the outside activities described above without the prior written approval of the CCO in consultation with Senior Management.  Approval will be granted on a case-by-case basis, subject to proper consideration and resolution of potential conflicts of interest.  Outside activities will be approved only if any conflict of interest issues (actual or apparent) can be satisfactorily resolved.  The CCO shall maintain a log of all outside activities of New Mountain Employees.

V.                                    ACKNOWLEDGEMENT

Each Access Person must annually execute an acknowledgement with respect to the IA Compliance Manual, including this Policy (in the form attached as Attachment D).

VI.                                REVIEW BY CCO

The CCO (or a Compliance Representative) will monitor and review pertinent documentation to review and verify compliance with this Policy.  The results of this review may be reported to New Mountain’s Senior Management and to New Mountain BDC’s board of directors in connection with the CCO’s periodic reports described elsewhere in this Code.

Adopted: May [   ], 2011

New Mountain Capital. Do not copy or distribute.

ATTACHMENTS

Employee Initial Securities Holdings Report and Certification	Attachment A

Employee Quarterly Transaction Report	Attachment B

Quarterly Transaction Report And Annual Securities Holdings Certification	Attachment C

Policy Acknowledgements	Attachment D

Sample Letter Requesting Statements and Confirmations	Attachment E

Notification Of Benefits/Gifts Received From Third Parties In Excess Of $500	Attachment F

Notification Of Business Entertainment, Meals Or Events In Excess Of $1,000	Attachment G

Political Contribution Approval Form	Attachment H

Political Contribution Disclosure Form	Attachment I

Outside Activities Approval Form	Attachment J

Attestation	Attachment K

The following attachments are also available from the CCO and on the G: drive of New Mountain internal systems.

New Mountain Capital. Do not copy or distribute.

ATTACHMENT A

EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

(This form must be completed and returned within 10 days of hire)

Statement to New Mountain by:	(please print your full name)	Hire Date:

As of the date appearing above, the following are each and every Reportable Security(1) (Securities other than Exempt Securities(2)) and account in which I have a direct or indirect Beneficial Ownership or other Beneficial Interest.  For purposes of this report, the term Beneficial Ownership or Beneficial Interest shall mean ownership of securities or securities accounts by or for the benefit of a person, or such person’s “Family Member”, including any account in which the Employee or Family Member of that person holds a direct or indirect beneficial interest, or retains discretionary investment authority or other investment authority (e.g., a power of attorney).  The term “Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

☐            I have no holdings to report.

Name of Security/Type of Security	Amount (No of Shares or Principal Amount)	Nature of Interest Broker, Dealer (or Direct Ownership, Spouse, Control, Etc.)	Bank acting as Broker

I certify that the securities listed above, are the only Reportable Securities in which I or any Family Member (as defined in the IA Compliance Manual) have a direct or indirect beneficial ownership interest.

Employee Signature:	Date:	Reviewed by:

(1)          Reportable Security means every Security (as defined in the IA Compliance Manual (the “Manual”)) in which an Employee or a Family Member (as defined in the Manual) has a Beneficial Ownership (as defined in the Manual) or other Beneficial Interest (as defined in the Manual) except that a Reportable Security shall not include an Exempt Security, as defined below.

(2)          Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies, or instrumentalities (e.g., FNMA, GNMA, etc.).

Comments:

New Mountain Capital. Do not copy or distribute.

ATTACHMENT B

EMPLOYEE QUARTERLY TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Statement to New Mountain by	(Please print your full name)

The following are all transactions in Reportable Securities(1) (not including Exempt Securities(2)) effected during this quarter.

In lieu of listing every required transaction, an Employee may attach copies of order confirmations or account statements covering every reportable transaction for the period or may arrange with their broker-dealer to have them automatically forwarded to New Mountain Advisor.  Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information is provided that accurately and completely reflect and disclose all reportable transactions during the period.

Title of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amt	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Spouse, Control, etc.)

Please check all that apply:

☐            During this quarter, I had no transactions in any Reportable Securities.

☐            All of my Reportable Securities transactions (if any) are reflected in brokerage statements and trade confirmations that are automatically forwarded to New Mountain Advisor.

☐            In addition to the Reportable Securities transactions listed in my brokerage statements and confirmations which are automatically forwarded to New Mountain, I engaged in the Reportable Securities transactions listed.

See footnotes on following page.

New Mountain Capital. Do not copy or distribute.

ATTACHMENT B

EMPLOYEE QUARTERLY TRANSACTION REPORT, continued

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts): (If none, leave blank)

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

Except as noted below, I am not aware of any personal conflict of interest which may involve any New Mountain Advisor Investor or Client, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any New Mountain Advisor Investor or Client.  The names and affiliations of Family Members not previously reported to the CCO who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of New Mountain  Advisor personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Relationship	Affiliations

I certify that the information provided in this report is complete and accurate.

Employee Signature:	Date:	Reviewed by:

(1)          Reportable Security means every Security (as defined in the IA Compliance Manual (the “Manual”)) in which an Employee or a Family Member (as defined in the Manual) has a Beneficial Ownership (as defined in the Manual) or other Beneficial Interest (as defined in the Manual) except that a Reportable Security shall not include an Exempt Security, as defined below.

(2)          Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies, or instrumentalities (e.g., FNMA, GNMA, etc.).

New Mountain Capital. Do not copy or distribute.

ATTACHMENT C

QUARTERLY TRANSACTION REPORT AND ANNUAL SECURITIES HOLDINGS CERTIFICATION

(Must be submitted no later than 30 days after the end of each Calendar Quarter/Year)

Statement to New Mountain by	(please print your full name)

The following are all transactions in Reportable Securities(1) (Securities other than Exempt Securities(2)) effected during this quarter.  In lieu of listing every required transaction, an Employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Title of Security/Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Spouse, Control, etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

(1)          Reportable Security means every Security (as defined in the IA Compliance Manual (the “Manual”)) in which an Employee or a Family Member (as defined in the Manual) has a Beneficial Ownership (as defined in the Manual) or other Beneficial Interest (as defined in the Manual) except that a Reportable Security shall not include an Exempt Security, as defined below.

(2)          Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies, or instrumentalities (e.g., FNMA, GNMA, etc.).

New Mountain Capital. Do not copy or distribute.

QUARTERLY TRANSACTION REPORT AND ANNUAL SECURITIES HOLDINGS CERTIFICATION, continued

(Must be submitted no later than 30 days after the end of each Calendar Quarter/Year)

Except as noted below, I am not aware of any personal conflict of interest which may involve any New Mountain Advisor Client or Investor, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any New Mountain Advisor Client or Investor.  The names and affiliations of Family Members not previously reported to the CCO who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of New Mountain Advisor personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Affiliations

I certify that the following are all holdings of Reportable Securities (Securities other than Exempt Securities) Beneficially Owned by me or in which I have a Beneficial Interest as of the year end December 31, 201     .*

Name of Security	Amount (No. of Shares or Principle Amount)	Nature of Interest (Direct Ownership, Spouse, Control, Etc.)	Broker, Dealer (or Bank acting as Broker)

In lieu of listing every required holding and transaction, an Employee may direct copies of order confirmations or account statements covering every reportable holding and transaction for a period. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required documents are sent to New Mountain Advisor and that they accurately and completely reflect all reportable transactions during the period.

☐                                    During this quarter, I had no holdings or transactions in any Reportable Securities.

☐                                    All of my holdings and Reportable Securities (as defined in the Manual) transactions (if any) are reflected in brokerage statements and trade confirmations that are automatically forwarded to New Mountain Advisor.

☐                                    In addition to the holdings and Reportable Securities transactions listed in my brokerage statements and confirmations which are automatically forwarded to New Mountain Advisor, I engaged in the Reportable Securities transactions listed above.

*I certify that the information provided in this report is complete and accurate.

Employee Signature:	Date:	Reviewed by:

New Mountain Capital. Do not copy or distribute.

ATTACHMENT D

Compliance Manual

Acknowledgement Form

To:                              Chief Compliance Officer (“CCO”) of New Mountain (“NM” or the “Firm”)

I.                                         Investment Adviser Compliance Manual

I hereby acknowledge and affirm that:

(i)                                     I have received NM’s Investment Adviser Compliance Manual dated                 , 2011 (the “Manual”); and

(ii)                                  I have reviewed, understand and will comply with the relevant portions of the Manual applicable to my position with the Firm, including specifically, the Code of Ethics and the policies listed below.

II.                                     Personal Investment Policy

I hereby acknowledge and affirm that:

(i)                                     I have reviewed NM’s “Personal Investment Policy” and understand the requirements set forth therein;

(ii)                                  I have complied with, and will continue to comply with, the Personal Investment Policy; and

(iii)                               I authorize the Firm to furnish the information contained in any report of securities transactions filed by me to such federal and state agencies as may be required by law or applicable rules and regulations.

III.                                 Inside Information Policy

I hereby acknowledge and affirm that:

(i)                                     I have reviewed NM’s “Inside Information Policy” and understand the requirements set forth therein; and

(ii)                                  I have complied with, and will continue to comply with the Inside Information Policy.

New Mountain Capital. Do not copy or distribute.

IV.                                The Gifts, Entertainment and Political Contributions Policy

I hereby acknowledge and affirm that:

(i)                                     I have reviewed NM’s “Gifts, Entertainment and Political Contributions Policy”

and understand the requirements set forth therein; and

(ii)                                  I have complied with, and will continue to comply with, the Gifts, Entertainment and Political Contributions Policy.

If I had any questions concerning the policies and procedures contained in the Manual and my responsibilities thereunder, I have raised them with the CCO and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Manual is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations.

AFFIRMED AND ACKNOWLEDGED:

Signature

Print Name

Date

New Mountain Capital. Do not copy or distribute.

ATTACHMENT E

Date

{Brokerage Firm/Custodian Name/Address}

Re: {Account Name}

Account Number(s)

Dear {Name}:

As of {Date}, please send to the undersigned a duplicate confirmation of each transaction in the above named account and monthly brokerage account statements for the above named account.

Please mail the confirmations and account statements to:

New Mountain Capital

787 Seventh Avenue

New York, NY 10019-6018

Attn: Compliance

If you have any questions or concerns, please feel free to give me a call at {New Mountain Employee Tel#}. Thank you for your immediate attention to this matter.

Sincerely,

{New Mountain Employee Name}

cc: New Mountain Compliance Department

New Mountain Capital. Do not copy or distribute.

ATTACHMENT F

NOTIFICATION OF BENEFITS/GIFTS RECEIVED FROM

THIRD PARTIES IN EXCESS OF $500

Instructions: New Mountain Employees must give notice of the provision and/or receipt of certain benefits and/or gifts greater than $500 in value to or from a third party to the Chief Compliance Officer prior to giving or accepting any such benefit or gift (pursuant to the New Mountain Investment Adviser Compliance Manual). Recipients of benefits and/or gifts should complete and execute this form and submit to the CCO (or a Compliance Representative).

All gifts, and contributions (both political and charitable), to CalSTRS and CalPERS officers, employees or Board members are strictly prohibited regardless of value.

Background:

Recipient of Benefit:

Third Party Involved:

Name of Investor (s) Involved:

Date Benefit Received:

Identify Benefit and Estimated Value:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:	Date

ACKNOWLEDGED:

Name:	Date
CCO/Compliance Representative

New Mountain Capital. Do not copy or distribute.

ATTACHMENT G

NOTIFICATION OF BUSINESS ENTERTAINMENT,

MEALS OR EVENTS IN EXCESS OF $1,000

Instructions: Notice of the provision or receipt of business entertainment, meals or events greater than $1,000 in estimated value must be conveyed to the Chief Compliance Officer (or a Compliance Representative) prior to providing or accepting any such benefit or gift (pursuant to the guidelines of New Mountain’s Investment Adviser Compliance Manual). Please complete this form and submit an executed copy to the attention of the CCO.

Background:

Persons Attending Meal/Event:

Third Party Involved:

Name of Investor(s) Involved:

Date of Meal/Event:

Description of Meal/Event:

Will the third party/investor be present during the entire event stated above?                Yes                          No

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:	Date

ACKNOWLEDGEMENT:

Name:	Date
Chief Compliance Officer (or Compliance Representative)

New Mountain Capital. Do not copy or distribute.

ATTACHMENT H

POLITICAL CONTRIBUTION PRE-APPROVAL REQUEST FORM

Instructions: Every Employee of the Firm, his/her spouse, civil union partner, and/or immediate family member residing with such Employee is to refrain from making or soliciting any contributions in any amount to any federal, state, county, or local political campaign, candidate or officeholder, or organization of any nature, without the prior written approval of the Chief Compliance Officer. Any Employee (or his/her spouse, civil union partner, and/or resident family members) wishing to make or solicit any such contributions must complete this pre-approval request form providing the information below and enclosing all associated invitations, solicitations, correspondence, e-mails, and other documents received or sent by or on behalf of the Employee (or such related persons referenced above). The completed form and enclosure should be submitted to the Chief Compliance Officer.

Employee Name:	Date:

Name and Full Address of Contributor (you, your spouse, etc.)	Name and Full Address of Proposed Recipient	Office Sought or Political Organization Type (e.g., Governor, municipal political party committee, PAC)	Contribution Type (check, cash, loan or in-kind)	Contribution Date	Contribution Amount

Additional information relative to the proposed contribution:

* I hereby certify, to the best of my knowledge and belief, that the information set forth above is truthful, accurate and complete, that I have complied with the Firm’s policies and procedures, including the Code of Ethics, and the Investment Advisers Act of 1940, and that I have no reason to believe that the contribution proposed herein would limit or disqualify the Firm from receiving compensation for providing services to, or accepting placements from, a government entity or any other investor or potential investor in the investment funds and accounts for which the Firm provides investment advisory services.

Signature:

New Mountain Capital. Do not copy or distribute.

ATTACHMENT I

POLITICAL CONTRIBUTION DISCLOSURE FORM

Instructions: Please set forth all political contributions in any amount made or solicited by you, your spouse or civil union partner, or immediate family members residing with you to any federal, state, county, or local political campaign, candidate or officeholder, or organization of any nature in the prior twenty-four months. (Note: Contributions that you have previously disclosed on prior disclosure forms need not be listed again.) For each disclosed contribution, please provide all associated documentation, including invitations, solicitations, correspondence, e-mails, and other documents, and any cancelled checks and other documents reflecting payment. If you have no such contributions to disclose, please check the box below.

Employee Name:	Date:

Name and Full Address of Contributor (you, your spouse, etc.)	Name and Full Address of Recipient	Office Sought or Political Organization Type (e.g., Governor, municipal political party committee, PAC)	Contribution Type (check, cash, loan or in-kind)	Contribution Date	Contribution Amount

☐                                    No such contributions were made or solicited by me, my spouse/civil union partner, or immediate family members residing with me in the prior twenty-four months.

* I hereby certify, to the best of my knowledge and belief, that the information set forth above is truthful, accurate and complete, that I have complied with the Firm’s policies and procedures, including the Code of Ethics, and the Investment Advisers Act of 1940, and that I have taken no action that would limit or disqualify the Firm from receiving compensation for providing services to, or accepting placements from, a government entity or any other investor or potential investor in the investment funds and accounts for which the Firm provides investment advisory services.

Signature:

New Mountain Capital. Do not copy or distribute.

ATTACHMENT J

REQUEST FOR APPROVAL OF OUTSIDE ACTIVITIES

(1)                                Name of Firm/Description of Proposed Outside Activity:

(2) Will New Mountain’s name (or the name of one of its affiliates) be used in connection with such activity (e.g.,
included in a biography)?	Yes No

(3) Will you have a position as an officer or director?	Yes No

(4)                                If “yes” to (3) above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification):

(5) Duties in connection with such activity:

(6) Estimated amount of time spent on such activity (yearly basis):

(7)                                Will you or any related party receive any economic benefit for your participation in such activity?

Yes No

If “yes”, description of economic benefit:

I represent that (i) this activity does not violate any law or regulation, will not or does not interfere with my responsibilities to New Mountain, compete with or conflict with any interest of New Mountain; and (ii) I will bring to the attention of New Mountain any potential conflicts of interest that arise in connection with this activity.

Name:	Date

DISPOSTION OF PRE-APPROVAL REQUEST:
Request Approved	Request Denied

Name:	Date

New Mountain Capital. Do not copy or distribute.